                                SUB-ITEM 77(H)
                       CHANGES IN CONTROL OF REGISTRANT

Effective April 28, 2017, the Absolute Credit Opportunities Fund (the "Fund") ceased the public offering of shares. On May 26, 2017, the Fund liquidated and ceased operations. As a result, the Fund had no shareholders as of May 26, 2017.

                                SUB-ITEM 77(H)
                       CHANGES IN CONTROL OF REGISTRANT

In the month of July, 2017, the percentage of shares of the LMCG Global International Small Cap Fund (the "Fund") outstanding Shares registered to Falmouth Retirement System fell to 15.59% of the Fund's total outstanding shares and thus no longer controlled the Fund as of that date.

                                SUB-ITEM 77(H)
                       CHANGES IN CONTROL OF REGISTRANT

In the month of July, 2017, MWRA Employees Retirement System acquired control due to ownership of greater than 25% of LMCG International Small Cap Fund (the "Fund") outstanding shares. MWRA Employees Retirement System owned 73.14% of the Fund and thus controlled the Fund as of that date.